Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (expected to be filed with the Securities and Exchange Commission on or about November 29, 2012) pertaining to the 2010 Omnibus Incentive Plan of Impac Mortgage Holdings, Inc.  (the “Company”) of our reports dated March 21, 2012 with respect to our audits of the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting which appear in the Annual Report on Form 10-K of Impac Mortgage Holdings, Inc. for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 21, 2012.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California
November 29, 2012